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                                                                    EXHIBIT 16.1


                              ARTHUR ANDERSEN LLP



March 31, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:


We have read Item 4 included in the attached Form 8-K/A dated March 31, 1997 of International Alliance Services, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the first and third paragraphs and the statement in the middle sentence of the second paragraph indicating we were dismissed as independent auditors on February 19, 1997. We have no basis to agree or disagree with the other statements of the registrant contained in Item 4.


Very truly yours,


/s/ Arthur Andersen LLP
Arthur Andersen LLP